CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 19, 2005, relating to the consolidated financial statements and financial statement schedule of First Avenue Networks, Inc., appearing in the Annual Report on Form 10-K, as amended, of First Avenue Networks, Inc. for the year ended December 31, 2004.
/s/ KBA GROUP LLP
Dallas, Texas
August 3, 2005